Exhibit 5.1

[Ropes & Gray LLP Letterhead]

November 6, 2003

Mykrolis Corporation

129 Concord Road

Billerica, Massachusetts 01821

Ladies and Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by Mykrolis Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus provides that it will be supplemented in the future by one or more supplements to such Prospectus (each a “Prospectus Supplement”). The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company from time to time of up to $200,000,000 aggregate offering price of: (i) unsecured debt securities of the Company (the “Debt Securities”), which may be either senior securities or subordinated securities and which may be convertible into or exchangeable for shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); (ii) shares of Common Stock; and (iii) units consisting of a combination of one or more of the Debt Securities and shares of Common Stock. The Debt Securities will be issued under one or more indentures (each an “Indenture”) between the Company and a trustee to be selected by the Company. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	When the issuance and the terms of the sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its certificate of incorporation, and such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and, if issued upon the conversion or exchange of any Debt Securities, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Indenture, the shares of Common Stock will be validly issued, fully paid and nonassessable.

2.

When the issuance and the terms of the sale of the Debt Securities have been duly authorized by the board of directors of the Company and duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property, and the Debt Securities have been duly executed, authenticated, issued, delivered and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration

Mykrolis Corporation	November 6, 2003

Statement, the Prospectus and the related Prospectus Supplement, and in the manner provided for in the applicable Indenture against payment of the purchase price therefor, the Debt Securities will (subject to the qualifications in the penultimate paragraph set forth below) constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the Commission describing the Common Stock or Debt Securities offered thereby and such Common Stock or Debt Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Common Stock or Debt Securities will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Common Stock and the Debt Securities will be duly authorized by all necessary corporate action by the Company and the Indenture and any applicable supplemental indenture thereto will be duly authorized, executed and delivered by the Company and the other parties thereto; and (iv) the Company has reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the shares of Common Stock pursuant to the Registration Statement.

Our opinion that the Debt Securities constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity. Our opinion expressed herein is also subject to the qualification that no term or provision shall be included in any Indenture, any supplemental indenture to any such Indenture or any other agreement or instrument pursuant to which any of the Debt Securities are to be issued that would affect the validity of such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/    ROPES & GRAY LLP

Ropes & Gray LLP